Exhibit (c) 1


GPU News Release
August 12, 1999


     GPU Expresses Disappointment at the United Kingdom Regulator Proposal,
      Comments on Recent Stock Price Decline and Resumes Share Repurchase


MORRISTOWN, N.J. - August 12, 1999 - GPU, Inc. expressed disappointment at the base rate reductions proposed today by OFGEM, the electricity and gas regulator of the United Kingdom (UK). The company also commented on the recent decline in its stock and announced that it was resuming a stock repurchase plan that it initiated early this year.

      The UK regulator's draft proposal suggested that GPU's wholly owned, UK based regional electric distributor, Midlands Electricity, plc, could receive rate reductions of between 22 percent and 27 percent next spring. (The regulator called for rate reductions of 26 to 31 percent which include a 4 percent reduction related to the unbundling of customer metering that will not impact net income.) The proposed reductions will become the basis of further consultation leading to final rate determinations to be announced in November.

      GPU Chief Financial Officer Bruce L. Levy expressed the view that OFGEM had been overly aggressive. "The severity of the rate cuts proposed throughout the industry will reduce confidence in the electric sector," said Levy.

      "Regarding Midlands specifically, the cuts proposed by the UK regulator would lead to reduced customer service levels, especially to rural customers; they would affect jobs, and threaten Midlands' ability to fund future capital investments," said Levy. "I recognize that under the rules of the UK regulatory system, this consultation document is part of a process leading to final recommendations in November. I am confident the regulator will reach a sensible conclusion and reduce the severity of the proposed cuts."

      Levy also commented on the recent decline in the market price of GPU common stock. Just prior to GPU's most recent ex-dividend date the common stock was trading at almost $42 per share. In recent days it has closed as low as $34.88 per share.

      "The decline, resulting from the combined effects of increased ex-dividend trading, investor concerns over future earnings and a general increase in interest rates, has driven the stock to a price level well below its value," said Levy. "To capitalize on this unusual circumstance we will immediately resume our share repurchase program."

      The program was initiated in January after the GPU board of directors authorized stock repurchases of up to $350 million. GPU repurchased $102 million of common stock at an average price of $39.21 in the first half of the year but temporarily suspended the repurchase program.

      Levy further noted that throughout its worldwide operation GPU is committed to providing reliable service to its customers and providing increased value to its shareholders. Seeking a proper resolution to the UK price reset and resuming the share repurchase will further those goals.

      GPU, Inc. (NYSE:GPU), headquartered in Morristown, N.J., is a registered utility holding company. GPU International Group develops, owns and operates transmission and distribution facilities overseas and generating plants both in the United States and abroad. GPU's three domestic operating utility subsidiaries--Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company--do business under the trade name of GPU Energy and serve approximately two million customers in a service area encompassing about half the land areas of New Jersey and Pennsylvania. GPU's other subsidiaries include: GPU Advanced Resources, Inc., GPU Generation, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc.



                                      -XX-

------------------------------------------------------------------------------

Contacts:

     GPU, Inc., Morristown, N.J.
     News Contact:  Jeff Dennard, 973-455-8333

    (http://www.gpu.com)